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                                                                     EXHIBIT 2.3

                                 AMENDMENT NO. 5
                           TO STOCK PURCHASE AGREEMENT

                  AMENDMENT NO. 5, dated as of October 13, 1999 ("Amendment No. 5"), to that certain Stock Purchase Agreement, dated as of July 17, 1998, and as amended as of September 11, 1998, October 16, 1998, November 30, 1998 and May 25, 1999 (the "Agreement," capitalized terms used but not otherwise defined herein being used herein as therein defined), between Rugby USA, Inc., a Georgia corporation (the "Seller"), and Panolam Industries International, Inc., a Delaware corporation (formerly known as PII Third, Inc.)
(the "Buyer").

                                   WITNESSETH:
                                   ----------

         WHEREAS, the Seller and the Buyer desire to amend the Agreement as described below.

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree to amend the Agreement pursuant to Section 17(m) thereof as follows:

         SECTION 1. Resolution of Disputes as to Closing Net Operating Assets Statement. The Buyer and the Seller acknowledge their having differences with respect to the Closing Net Operating Assets Statement delivered by the Buyer to the Seller on May 19, 1999, and disputed by the Seller in its letter to the Buyer, dated June 11, 1999 (the "Dispute Letter"). The Dispute Letter (and the Exhibits A, B and C thereto) reflected an adjustment (reduction) to the Estimated Purchase Price ($149,100,000) in the amount of $1,974,552, which amount plus interest thereon of $53,489 was paid by the Seller to the Buyer by wire transfer of $2,028,041 on or about June 11, 1999. Accordingly, the Buyer and the Seller acknowledge and agree that the Estimated Purchase Price, as so adjusted, was $147,125,478. The Buyer and the Seller further agree that the Estimated Purchase Price shall hereby be adjusted (reduced) to $145,885,389 and that the $5,000,000 payment to be made by the Buyer to the Seller described in
Section 5 of this Amendment is net of the disputed $1,240,089 amount payable by the Seller to the Buyer pursuant to Section 2(e)(iv) of the Agreement as a result of this adjustment (reduction). The Buyer and the Seller finally agree that the Estimated Purchase Price, as so adjusted, shall equal and be the Purchase Price and that no further adjustment shall be made pursuant to Section 2(e)(iv) or otherwise under the Agreement.

         SECTION 2. Deletion of "Additional Consideration." The Agreement is hereby amended to delete Section 2(e)(v) so that no Earn-Out Amount shall be paid by the Buyer to the Seller.

         SECTION 3. Release of Indemnification Claim. The Seller acknowledges that the Buyer has asserted an indemnification claim under the Agreement as described in the Buyer's letters to the Seller, dated August 9, 20 and 31, 1999, relating to the "Seller's computer system," the
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"functionality, integrity and integration" thereof and Losses allegedly associated therewith (the "Computer System Claim").

         The Buyer and the Seller further acknowledge that the reference to the "Seller's computer system" is a reference to the computer system of Pioneer Plastics Corporation ("Pioneer"). The Buyer acknowledges that the Seller has denied and rejected the Computer System Claim by the Seller's letters to the Buyer, dated August 17 and 28, 1999.

         In order to avoid the burden and expense of protracted litigation, the Buyer and the Seller desire to fully settle any and all claims related to the Computer System Claim. Therefore, the Buyer, on its own behalf and on behalf of each Buyer Indemnified Party, irrevocably and unconditionally releases and forever discharges the Seller and each Seller Indemnified Party of and from any and all past, present and future claims, suits, debts, covenants, contracts, agreements, promises, obligations, losses, damages, costs and expenses, actions, causes of action and demands whatsoever which relate to, arise out of or result from the matters set forth in the Computer System Claim. The Buyer's making the foregoing release and discharge, and the Seller's acceptance and reliance on the same, does not constitute an admission of liability of any kind on the part of the Seller.

         SECTION 4. Amendments to Distributor Agreements. The Buyer and the Seller hereby agree to cause Pioneer and Rugby Building Products, Inc. ("RBP"), respectively, to execute and deliver to one another, coincident to the execution and delivery of this Amendment No. 5, an amendment to each of the Pionite Decorative Laminates Distributor Agreement and the Pionite Solid Surface Distributor Agreement, dated September 14, 1998, between Pioneer and RBP in the form of Amendment No. 1 attached hereto.

         SECTION 5. Effectiveness upon Payment. Sections 1 through 4 hereof shall become effective upon the delivery by the Buyer to the Seller of $5,000,000 payable by wire transfer of immediately available funds to the account specified by the Seller, such payment to be made within five Business Days after the date hereof.

         SECTION 6.  Reference to and Effect on the Agreement.

              (a) Upon the effectiveness of Sections 1 through 5 hereof, on and after the date hereof each reference in the Agreement to "this Agreement," "the Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Agreement as amended by Section 1 hereof.

              (b) Except as specifically amended above, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

         SECTION 7. Execution and Counterparts. This Amendment No. 5 may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

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         IN WITNESS WHEREOF, each party hereto has caused its duly authorized officer to execute this Amendment No. 5 as of the date first written above.

                                  RUBGY USA, INC.


                                  By:
                                      --------------------------------
                                      Name: R. Michael Sharp
                                      Title: Vice President


                                  PANOLAM INDUSTRIES INTERNATIONAL, INC.


                                  By:
                                      --------------------------------
                                      Name: Robert Muller
                                      Title: President and Chief
                                             Executive Officer
Acknowledged

THE RUGBY GROUP PLC


By:
    ------------------------------
    Name: R. Michael Sharp
    Title: Finance Director

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